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                                                            Exhibit (a)(5)(viii)


                            CAPITAL PROPERTIES, INC.
                                 100 Dexter Road
                            East Providence, RI 02914
                               Tel:     401.435.7171
                               Fax:     401.435.7179


                                  June 8, 2005

                                                                       VIA FEDEX

Mercury Real Estate Advisors, LLC
100 Field Point Road
Greenwich, Connecticut 06830

Attention:     David R. Jarvis
               Malcolm F. MacLean, IV,
               Managing Members

Re:     Capital Properties, Inc.

Gentlemen:

Your letter of June 3, 2005, addressed to the Board of Directors of this Company was presented at a meeting of the Board at which all of the Directors were present.

Each Director is fully aware of his obligation as a director under the corporate law of Rhode Island and the United States securities laws. No executive officer or director, or any affiliate of any executive officer or director, has purchased or sold shares of Capital Properties, Inc. since the date your tender offer was initiated. At its meeting, the Board unanimously concluded that its letter of May 16, 2005, presents all material information relating to its assessment to take no position with respect to your tender offer

                                            Very truly yours,

                                            /s/ Robert H. Eder
                                            Robert H. Eder
                                            Chairman and Chief Executive Officer